Exhibit 99.1

News Release

For Immediate Release

Contact:

John G. Heindel

President, Chief Executive Officer, Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS FOURTH-QUARTER AND FULL-YEAR 2007 RESULTS

GALION, Ohio, March 5, 2008 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and manufacturer of communications power systems and equipment to the communications industry, today reported results for the fourth quarter and year ended December 31, 2007.

PECO II reported net sales of $8.1 million in the fourth quarter, a 28 percent decrease from the $11.2 million reported in the fourth quarter of 2006 and a 24 percent decrease from reported third-quarter net sales of $10.7 million. The Company also reported a net loss of $5.6 million, or $0.20 per basic and diluted share, for the fourth quarter, compared with a net loss of $4.0 million, or $0.15 per basic and diluted share, for the fourth quarter of 2006. Net sales for the year ended December 31, 2007 totaled $37.5 million, compared with $47.7 million in 2006, a 22 percent decrease. Net loss for the year was $9.2 million, or $0.34 per basic and diluted share, compared with a net loss of $8.0 million, or $0.31 per basic and diluted share, for 2006.

EBITDA was a loss of $5.1 million in the fourth quarter of 2007, compared with an EBITDA loss of $3.2 million for the fourth quarter of 2006. For the year ended December 31, 2007, EBITDA was a loss of $7.1 million, compared with $5.4 million loss for the year ended December 31, 2006. Excluding a $4.4 million non-cash goodwill impairment charge, EBITDA was a loss of $689,000 in the fourth quarter of 2007 and $2.6 million for the year ended December 31, 2007. A reconciliation of GAAP net loss to EBITDA and EBITDA excluding the non-cash goodwill impairment charge is included as Attachment A.

The additional $1.6 million in net loss for the fourth quarter of 2007 compared with the fourth quarter of 2006 was attributed primarily to a non-cash goodwill impairment charge of $4.4 million and a non-cash corporate building impairment charge of $0.2 million, partially offset by $0.9 million from improved product and services gross margins, $0.8 million from reduced operating expenses, and $0.5 million from an impairment recovery on the sale of surplus manufacturing equipment.

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2007 Results/ 2

Bookings decreased 27 percent during the fourth quarter of 2007, resulting in a sales backlog of $4.4 million as of December 31, 2007, compared with $5.5 million in the third quarter of 2007. The bookings-to-billings ratio reflects customer orders received compared with the same period’s billings and is an indication of future periods. For the fourth quarter of 2007, the ratio was 0.9 to 1.

On February 13, 2008, the Company announced that it has requested a hearing before a NASDAQ Listing Qualifications Panel to appeal the determination that the Company’s common stock should be removed from listing on NASDAQ. The hearing is scheduled for March 20, 2008. There is no assurance that the Panel will grant the Company’s request for continued listing. In order to regain compliance with NASDAQ’s listing requirements, the Company’s Board of Directors intends to seek shareholder approval of a reverse split of the Company’s common stock at a ratio of one-for-10 shares at the Company’s 2008 annual meeting on May 6, 2008.

PECO II CEO John Heindel stated, “The 2007 business year was one of transformation for the Company. In a year where the financial performance was negatively impacted by the continued weakness in carrier spending for the wireless segment, PECO II completed its strategic outsourcing activities and significantly reduced its operating expense levels. With these strategic changes implemented, the Company is positioned to gain market share in 2008.”

Heindel said the operational improvements noted above resulted in the Company delivering $0.6 million in positive cash flow from operations for 2007, PECO’s first year of positive operating cash flow since 2001. Additionally, the Company made progress in gross margin performance, notwithstanding the revenue decline. These gains, while signifying progress, must continue to accelerate for PECO II to return to profitability, he emphasized.

The significant non-cash charge to fourth-quarter 2007 results relates to a goodwill impairment charge of $4.4 million. As required under accounting principles generally accepted in the United States of America, PECO II performs an annual goodwill impairment test and determined that due to the decline in PECO II’s stock price in 2007, combined with the continued weakness in carrier spending for the wireless segment, the Product Goodwill recognized as part of the Delta acquisition is fully impaired.

Heindel added, “Over the past two years, PECO II has dramatically re-engineered its business. Starting with the 2006 strategic technology relationship signed with the Delta Group, the Company has introduced a significant number of new products. In 2007, 37 percent of the Company’s product revenues came from products introduced in the past 18 months. In 2007, we also implemented a strategic outsourcing program that is intended to increase flexibility, improve quality and accelerate our speed in addressing customer requirements. Lastly, over this same period the Company has upgraded its management team, which has facilitated a number of key business process improvement activities. This type of business transformation, while never easy to implement, has greatly improved PECO II’s capabilities to serve its customers in this very competitive space.”

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2007 Results/ 3

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, March 5, 2008, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2007 Results/ 4

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2007	2006	2007	2006
Net sales:
Product	$5,661	$7,448	$26,683	$34,094
Services	2,434	3,783	10,774	13,607

	8,095	11,231	37,457	47,701

Cost of goods sold:
Product	5,230	7,836	23,512	29,660
Service	1,945	3,377	8,556	12,554
Product segment asset impairments	(453)	812	(453)	812

	6,722	12,025	31,615	43,026

Gross margin:
Product	884	(1,200)	3,624	3,622
Services	489	406	2,218	1,053

	1,373	(794)	5,842	4,675

Operating expenses:
Research, development and engineering	476	725	2,296	3,282
Selling, general and administrative	1,958	2,512	8,506	9,906
Impairment of product segment goodwill	4,426	—	4,426	—
Real estate impairment	220	—	220	—

	7,080	3,237	15,448	13,188

Loss from operations	(5,707)	(4,031)	(9,606)	(8,513)
Interest income, net	109	81	416	439

Loss before income taxes	(5,598)	(3,950)	(9,190)	(8,074)
Income tax benefit (expense)	1	(13)	(43)	34

Net loss	$(5,597)	$(3,963)	$(9,233)	$(8,040)

Net loss per common share:
Basic and diluted	$(0.20)	$(0.15)	$(0.34)	$(0.31)

Weighted average common shares outstanding:
Basic and diluted	27,323	27,164	27,235	25,934

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2007 Results/ 5

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share data)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$7,935	$5,259
Accounts receivable, net of allowance of $90 in December 31, 2007 and $105 in December 31, 2006	3,685	6,611
Inventories, net of allowance of $1,906 in December 31, 2007 and $2,446 in December 31, 2006	11,433	11,057
Prepaid expenses and other current assets	263	438
Assets held for sale	219	825
Cost and earnings in excess of billings on uncompleted contracts	514	1,142
Restricted cash	—	3,500

Total current assets	24,049	28,832

Property and equipment, at cost:
Land and land improvements	195	195
Buildings and building improvements	7,251	7,252
Machinery and equipment	2,869	2,998
Furniture and fixtures	5,527	5,646

	15,842	16,091

Less-accumulated depreciation	(11,360)	(10,798)

Property and equipment, net	4,482	5,293
Other assets:
Goodwill	1,515	6,017
Intangibles, net	3,822	4,895
Investment in joint venture	2	4

Total assets	$33,870	$45,041

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings under line of credit	$—	$2,249
Capital leases payable	—	353
Accounts payable	4,485	3,289
Accrued compensation expense	722	1,057
Billings in excess of cost and estimated earnings on uncompleted contracts	510	826
Accrued income taxes	81	94
Other accrued expenses	1,800	2,170

Total current liabilities	7,598	10,038

Shareholders’ equity:
Common stock, no par value: authorized 150,000,000 shares; 27,391,574 and 27,173,550 shares issued at December 31, 2007 and 2006, respectively	3,475	3,447
Warrants	5,078	5,012
Additional paid-in capital	116,412	116,004
Accumulated deficit	(98,693)	(89,460)

Total shareholders’ equity	26,272	35,003

Total liabilities and shareholders’ equity	$33,870	$45,041

PECO II, Inc. Fourth-quarter and Full-year Fiscal 2007 Results/ 6

Attachment A

EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented. We define EBITDA as net income/(loss) before interest expense, taxes, depreciation, amortization and non-cash stock compensation expense. Other companies may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP.

In the fourth quarter of 2007, we were required to take a SFAS 142 goodwill impairment charge of $4.4 million. We have presented EBITDA excluding the goodwill impairment charge because we believe that such charge is a non-recurring, one-time charge and that its exclusion will be useful to our investors to compare our period-over-period and year-over-year performance.

Reconciliation of GAAP Net Loss to EBITDA and EBITDA

Excluding Goodwill Impairment

(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(In thousands)	2007	2006	2007	2006
2007 and 2006 EBITDA Breakdown
Net Loss per GAAP	$(5,597)	$(3,963)	$(9,233)	$(8,040)
Interest expense	$2	$41	$22	$137
Taxes	$(1)	$13	$43	$(34)
Depreciation/ amortization	$405	$566	$1,658	$1,899
Non-cash stock-based compensation	$76	$163	$440	$626

EBITDA	$(5,115)	$(3,180)	$(7,070)	$(5,412)
Goodwill impairment	$4,426	$—	$4,426	$—

EBITDA excluding goodwill impairment	$(689)	$(3,180)	$(2,644)	$(5,412)